UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2017

GRANITE FALLS ENERGY, LLC
(Exact name of small business issuer as specified in its charter)

Minnesota	000-51277	41-1997390
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15045 Highway 23 SE, Granite Falls, MN	56241-0216
(Address of principal executive offices)	(Zip Code)

(320) 564-3100
(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 - Entry into a Material Definitive Agreement;

Item 1.02 - Termination of a Material Definitive Agreement

On February 27, 2017, Granite Falls Energy, LLC (the "Company") and Farmers Cooperative Elevator Co. (“FCE”) executed a Third Amendment to Grain Procurement Agreement (the “Third Amendment”) with an effective date of February 21, 2017.

Pursuant to the terms of the Third Amendment, the parties agreed to amend their Grain Procurement Agreement dated May 14, 2015, as amended (collectively, the “Grain Procurement Agreement”) to accelerate the termination date of the Grain Procurement Agreement to midnight August 31, 2017.  Additionally, the Company may begin posting bids for the purchase of corn beginning June 1, 2017 and thereafter, but may not accept delivery of corn at its Granite Falls, Minnesota plant until September 1, 2017.  In exchange for the early termination, the Company agreed to pay an early termination fee of approximately $255,000 on or before August 31, 2017.

Under the Grain Procurement Agreement, FCE served as the exclusive third-party agent to procure all of the corn to be used as feedstock at the Company’s Granite Falls, Minnesota ethanol plant. Prior to the Third Amendment, the termination date of the Grain Procurement Agreement was set to expire in November 2017.

The foregoing description of the Third Amendment does not purport to be complete and is qualified in its entirety by reference to the Third Amendment, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

This current report on Form 8-K contains forward-looking statements. We undertake no responsibility to update any forward looking statement. When used, the words “believe”, “hope”, “expect”, “anticipate” and similar expressions are intended to identify forward-looking statements. Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings, copies of which are available through our website or upon request.

Item 9.01 - Financial Statements and Exhibits

(a)None.

(b)None.

(c)None.

(d)Exhibits.

Exhibit No.	Description
10.1	Third Amendment to Grain Procurement Agreement with Farmers Cooperative Elevator Co., dated February 21, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRANITE FALLS ENERGY, LLC

Date: March 2, 2017	/s/ Stacie Schuler
Stacie Schuler, Chief Financial Officer